Exhibit 10.1

AGREEMENT TO PREPAY FUTURE PAYMENTS AT A DISCOUNT

This Agreement to Prepay Future Payments at a Discount (the “Agreement”) is dated as of July 1, 2009, by and between Co-Lead Counsel (as defined below), acting collectively as binding representative and agent of the Plaintiffs and MasterCard International Incorporated (“MasterCard”). Terms used but not defined herein shall have the meanings ascribed to them in the Settlement Agreement (as defined below).

W I T N E S S E T H

WHEREAS, Constantine Cannon LLP (formerly, Constantine & Partners) and Hagens Berman Sobol Shapiro LLP (formerly, Hagens Berman), together serve as co-lead counsel (“Co-Lead Counsel”) to the Plaintiffs in the In Re Visa Check/MasterMoney Antitrust Litigation, No. 96-CV-5238 (JG/JO), a class action filed in the U.S. District Court for the Eastern District of New York (the “Court”) against MasterCard; and

WHEREAS, the Plaintiffs and MasterCard filed with the Court an executed settlement agreement (the “Settlement Agreement”) on June 4, 2003, that the Court approved on December 19, 2003, and that became final on June 1, 2005, after the denial of or expiration of all time for appeals; and

WHEREAS, MasterCard is obligated under Section 3(a) of the Settlement Agreement to make four additional payments of $100 million each (the “Future Payments”) into the Settlement Fund Account on or before the following dates: December 22, 2009, December 22, 2010, December 22, 2011, and December 22, 2012; and

WHEREAS, in connection with the Settlement Agreement, Co-Lead Counsel established the MasterCard Qualified Settlement Fund bearing Employer Identification Number 20-0065872 (the “MasterCard Qualified Settlement Fund”); and

WHEREAS, Section 3(b) of the Settlement Agreement provides that MasterCard may request that Plaintiffs work with MasterCard to establish a mutually agreeable discount rate to apply to any prepayment(s) in the event that MasterCard desires to make one or more payments on an accelerated basis; and

WHEREAS, MasterCard and Co-Lead Counsel now desire to enter into this Agreement to evidence their mutual agreement and specify the terms with respect to the prepayment by MasterCard of the Future Payments at a discount.

NOW THEREFORE, the parties hereto agree as follows:

Section 1. Payment. The parties hereby agree that MasterCard shall make a payment of $335,000,000 (the “Payment”) on September 30, 2009 (the “Payment Date”) into the existing MasterCard Qualified Settlement Fund account established pursuant to and in compliance with the terms of the Settlement Agreement, which are incorporated herein. The Payment shall be in full satisfaction of all of MasterCard’s remaining payment obligations to the Plaintiffs under the Settlement Agreement upon Final Approval as defined in Section 4 below.

Section 2. Future Payments. Except as provided in Section 4, upon making the Payment, MasterCard shall no longer be obligated to make the Future Payments.

Section 3. Event of Default. Failure of MasterCard to make the Payment on the Payment Date, shall constitute an event of default hereunder and shall entitle the Plaintiffs to seek from the Court immediate recovery of the Payment and any and all additional relief they believe appropriate including immediately payable post-judgment interest.

Section 4. Court Approval. Co-Lead Counsel agrees to seek approval of the Court and will use reasonable efforts to secure that approval as promptly as possible. Upon Court approval and the exhaustion of all available appeals from said approval, this Agreement will become final (“Final Approval”). Except as provided below, no disbursement from the Payment will be made unless and until Final Approval has occurred and the Court has approved such disbursement. MasterCard shall make the Payment on the Payment Date regardless of whether Final Approval of the Agreement occurs on or before the Payment Date. In the event that Final Approval of this Agreement does not occur on or before December 22, 2009 or the subsequent dates for such settlement payments under the Settlement Agreement, then MasterCard’s December 22, 2009 payment obligation of $100 million pursuant to Section 3(a) of the Settlement Agreement or such subsequent payment(s) under the Settlement Agreement that become due under Section 3(a) of the Settlement Agreement shall be deemed to have been made and the $100 million settlement payment for such year may be withdrawn from the MasterCard Qualified Settlement Fund by Co-Lead Counsel on or after the date that such settlement payment was to be paid under Section 3(a) of the Settlement Agreement in full satisfaction of MasterCard’s obligation to make a settlement payment for such year. In the event that Final Approval of this Agreement is not obtained as a result of a rejection of the Agreement by the Court or, if approved, rejected as a result of an appeal of said Court approval, then and only then, shall this Agreement become null and void and Plaintiffs shall return the Payment with any accrued interest less any reductions that were made to the Payment pursuant to MasterCard’s payment obligations under Section 3(a) of the Settlement Agreement. Should this Agreement so become null and void, all the terms of the Settlement Agreement shall remain in full force and effect.

Section 5. Choice of Law; Jurisdiction of the Court. All terms of this Agreement shall be governed and interpreted according to the substantive laws of the State of New York without regard to its choice of law or conflict of laws principles. Co-Lead Counsel and MasterCard agree to hereby irrevocably submit to the exclusive jurisdiction of the Court for any suit, action, proceeding or dispute arising out of or relating to this Agreement.

Section 6. Requisite Authority. MasterCard represents and warrants that it has the requisite power and authority to enter into this Agreement, and that no additional actions or approvals are required or necessary to evidence such authority.

[Signature page follows]

IN WITNESS WHEREOF, the signatories have read and understood this Agreement, have executed it, represent that the undersigned are authorized to execute this Agreement on behalf of the represented parties, have agreed to be bound by its terms and have entered into this Agreement as of the day and year first above written.

MASTERCARD INTERNATIONAL INCORPORATED

By:	/s/ Martina Hund-Mejean

	Name:	Martina Hund-Mejean
	Title:	Chief Financial Officer

CONSTANTINE CANNON LLP,
Co-Lead Counsel, as binding representative and agent of the Plaintiffs

By:	/s/ Robert L. Begleiter

	Name:	Robert L. Begleiter
	Title:	Partner

HAGENS BERMAN SOBOL SHAPIRO LLP,
Co-Lead Counsel, as binding representative and agent of the Plaintiffs

By:	/s/ George W. Sampson

	Name:	George W. Sampson
	Title:	Partner

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